EXHIBIT 99.1

              SYNTHETECH REPORTS FIRST QUARTER FISCAL 2007 RESULTS
              ----------------------------------------------------

Albany, Oregon, August 3, 2006 - Synthetech, Inc. (NZYM.PK) today announced financial results for the first quarter of fiscal 2007, which ended June 30, 2006. Revenue for the quarter was $1.7 million, a 46% increase compared to revenue of $1.2 million in the first quarter of fiscal 2006. Operating loss for the current quarter was $795,000, compared to a loss of $1.1 million for the same period last year. Net loss for the current quarter was $785,000, or $0.05 per share, compared to last year's first quarter net loss of $1.1 million, or $0.07 per share.

International sales, mainly to Europe, were $861,000 and $692,000 in the first quarter of fiscal 2007 and 2006, respectively. International sales, like all of Synthetech's revenues, are subject to significant quarterly fluctuations.

Research and development expenses for the first quarter fiscal 2007 increased $138,000 to $330,000, compared to $192,000 in the first quarter of fiscal 2006. The increase was primarily a result of Synthetech's having engaged in October 2005 a contract research and manufacturing company located in India to serve as a satellite R&D team and the hiring of additional R&D chemists in response to improving market conditions. Synthetech's existing agreement for chemists and laboratory space with this contract research and manufacturing partner in India will terminate in August 2006. The Company has decided that it will no longer engage this partner on a monthly basis but will access lab and small-scale manufacturing services on a project by project basis.

Selling, general and administrative expenses for the first quarter of fiscal 2007 decreased $61,000 to $510,000, compared to $571,000 in the first quarter of fiscal 2006. The decrease between the two periods is primarily a result of a reduction in consulting fees incurred for strategic development services and the departure in December 2005 of the Company's director of business development for Europe. The cost decreases were partially offset by fees and expenses of $31,000 paid to Dr. Dan Fagan for his services on the Strategic Development Committee of the Board of Directors, which committee was established in February 2006.

The Company's cash and cash equivalents and marketable securities were $613,000 at June 30, 2006, compared to $2.0 million at March 31, 2006. Synthetech's cash position decreased in the first quarter of fiscal 2007 primarily as a result of an increase in accounts receivable and inventories of $1.5 million and the net loss of $785,000. The decrease in cash, cash equivalents and marketable securities was partially offset by borrowings of $425,000 during the first quarter of fiscal 2007 under the Company's line of credit.

Synthetech's working capital was $4.4 million at June 30, 2006, compared to $5.0 million at March 31, 2006.

                                Synthetech, Inc.
                       Condensed Statements of Operations
                                   (unaudited)

                                                                         FIRST QUARTER ENDED JUNE 30,
               (in thousands, except per share data)                      2006                  2005

                                                                    ------------------    ------------------
Revenue                                                              $          1,743      $          1,194
Cost of revenue                                                                 1,698                 1,533
                                                                    ------------------    ------------------

Gross income (loss)                                                                45                 (339)


Research and development                                                          330                   192
Selling, general and administrative                                               510                   571
                                                                    ------------------    ------------------
  Total operating expense                                                         840                   763
                                                                    ------------------    ------------------

Operating loss                                                                   (795)               (1,102)

Interest income                                                                    12                    21
Interest expense                                                                   (2)                   (1)
                                                                    ------------------    ------------------

Loss before income taxes                                                         (785)               (1,082)
Income taxes                                                                        -                     -
                                                                    ------------------    ------------------
Net loss                                                             $           (785)     $         (1,082)
                                                                    ==================    ==================

Basic and diluted loss per share                                     $          (0.05)     $          (0.07)
                                                                    ==================    ==================

Commenting on the Company's results, M. "Sreeni" Sreenivasan, President and CEO, said, "While not yet at a level to support profitable operations, we have seen revenues stabilizing in recent quarters. With recent large-scale orders for repeat projects, our backlog as of July 31, 2006 exceeded $5 million and we expect that a large portion of the backlog will ship during fiscal 2007. The pace of inquiries and large-scale orders over the past six months has remained healthy."

Management anticipates that Synthetech's revenue will continue to be volatile from period to period. Variability in Synthetech's level of revenue is based primarily on its participation in large-scale customer projects and the timing of shipments arising from these projects. Synthetech operates in a challenging business environment, characterized by the unpredictable dynamics and life cycle of pharmaceutical projects, which can lead to rapid fluctuations in the mix of projects and revenues. As the uncertainties inherent in drug development projects remain outside of Synthetech's control, it is difficult to predict the progress, timing and revenue potential of these projects.

ABOUT SYNTHETECH
Synthetech, Inc. is a fine chemicals company specializing in organic synthesis, biocatalysis and chiral technologies. Synthetech develops and manufactures amino acid derivatives, specialty amino acids, peptide fragments, proprietary custom chiral intermediates and specialty resins, primarily for the pharmaceutical industry. Synthetech's products support the development and manufacture of therapeutic peptides and peptidomimetic small molecule drugs at every stage of a customer's clinical development pipeline, and are used in drugs for the treatment of AIDS, cancer, cardiovascular and other diseases. Synthetech also manufactures products for use in cosmeceuticals.

FORWARD-LOOKING STATEMENTS
This press release contains "forward looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact, are forward-looking, including, without limitation, statements regarding: future operating results; the status of the fine chemicals industry; and termination of Indian laboratory services agreement and form of any future arrangement. Words such as "believe," "anticipate,"
"expect,"  "estimate,"  "project,"  "will be,"  "will  continue,"  "will  likely result," or words or phrases of similar meanings identify forward-looking statements. Forward-looking statements reflect management's current expectations, plans or projections and are inherently uncertain and actual results could differ materially from such expectations, plans or projections. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this report. Risks and uncertainties that could cause actual results to differ significantly from management's expectations include, but are not limited to, the following: uncertainty regarding Synthetech's ability to continue its operations; Synthetech's limited financial and other resources; the uncertain market for Synthetech's products; potential loss of a significant customer; customer concentration;

potential termination or suspension by customers of significant projects or orders; Synthetech's limited experience in entering new markets and market segments; potential period-to-period revenue or expense fluctuations; higher than expected cash use, or inability to borrow funds under Synthetech's credit facility or to raise other debt or equity capital required to continue operations or to implement its growth strategy; production factors; industry cost factors and conditions; competition; government regulation; labor disputes; technological changes; international business risks. Investors are urged to read Synthetech's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended March 31, 2006, for a further description of risks and uncertainties related to forward-looking statements made by Synthetech as well as to other aspects of Synthetech's business. Those reports describe, some, but not all of the factors that could cause actual results to differ significantly from management's expectations. Additional risks and uncertainties not presently known to Synthetech or which Synthetech currently deems immaterial also may impair its business or operations. Synthetech does not intend to release publicly any revisions to any forward-looking statements contained herein to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

MORE INFORMATION:       Web site: www.synthetech.com
                        E-mail: investor@synthetech.com

CONTACT:                M. "Sreeni" Sreenivasan, President & CEO
                        Gary Weber, CFO
                        PO Box 646
                        Albany, Oregon  97321
                        541 967-6575